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                                                                    EXHIBIT 4.11

                                AGENCY AGREEMENT

      AGENCY AGREEMENT (the "Agreement") dated as of January ____, 2005, by and among FNB FINANCIAL SERVICES, LP ("FNB Financial Services"), F.N.B. CORPORATION, as Guarantor ("FNB") and REGENCY FINANCE COMPANY, as Agent (the "Agent").

                                   BACKGROUND

      Promptly upon the execution and delivery hereof, FNB Financial Services plans to register, under the Securities Act of 1933, as amended (the "1933 Act"), up to Three Hundred Fifty Million Dollars ($350,000,000.00) aggregate principal amount of its Subordinated Term Notes (the "New Term Notes") and Subordinated Daily Notes (the "New Daily Notes") and Special Subordinated Daily Notes (the "New Special Daily Notes and, together with the New Term Notes and the New Daily Notes are sometimes collectively referred to in this Agreement as the "New Notes"), to be guaranteed by FNB, and issued under and pursuant to the Indenture dated as of January ____, 2005 (the "New Indenture"), by and among FNB Financial Services, FNB, as Guarantor, and J.P. Morgan Trust Company, National Association, as Trustee (the "Trustee"). The New Indenture permits, among other things, the appointment of a paying agent for the purpose of receiving amounts due from FNB Financial Services or FNB under, and making payments due in respect to, New Notes issued under the New Indenture, maintaining books with respect to the New Notes, acting as depository with respect to certain funds to be established thereunder and undertaking certain other duties described therein.

      Under and subject to the terms and conditions hereof: (i) FNB Financial Services desires to appoint the Agent, and the Agent desires to serve, as paying agent for the New Notes (the "Paying Agent"); (ii) FNB Financial Services desires to appoint the Agent, and the Agent desires to serve, as sales agent for the New Notes (the "Sales Agent"); and (iii) FNB Financial Services and FNB desire to appoint the Agent, and the Agent desires to serve, as exchange agent (the "Exchange Agent") for the exchange of New Notes for outstanding Subordinated Term Notes (the "FNB Term Notes") and outstanding Subordinated Daily Notes (the "FNB Daily Notes") of FNB. The FNB Term Notes and FNB Daily Notes are sometimes collectively referred to in this Agreement as the "FNB Notes", and were issued under and pursuant to the Indenture, dated as of May 15, 1992, as amended, between FNB and J.P. Morgan Trust Company, National Association, successor trustee to Northern Central Bank, as trustee (the "FNB Indenture" and together with the New Indenture, the "Indentures").

      The terms and conditions of the exchange offer (the "Exchange Offer") as currently contemplated are set forth in a prospectus, dated _________________, 2005 (as the same may be amended or supplemented from time to time, the "Prospectus"), and the form of letter of transmittal accompanying the Prospectus (as the same may be amended or supplemented from time to time, the "Letter of Transmittal"). The Letter of Transmittal is to be used by the holders of FNB Notes to accept the Exchange Offer, and contains instructions with respect to the delivery of FNB Notes tendered in connection therewith. The Exchange Offer expires at 5:00 p.m., New York City time, on December 31, 2005, or on such later date or time to which FNB Financial Services may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and

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conditions set forth in the Prospectus and the Letter of Transmittal, FNB
Financial Services expressly reserves the right to extend the Exchange Offer from time to time by giving notice to the Agent before 9:00 a.m., New York City time, on the Business Day following the previously scheduled Expiration Date.

      In consideration of the premises and the mutual agreements hereinafter contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                             RULES OF INTERPRETATION

      Section 1.1 General. Capitalized terms used in this Agreement which are not defined herein shall have the meanings assigned to them in the New Indenture, unless the context or use indicates another or different meaning or intent. Definitions shall be equally applicable to both singular and plural forms of any of the words and terms therein or herein defined. The words "herein" and "hereof" and words of similar import, without reference to any particular article, section or subsection, refer to this Agreement as a whole rather than to any particular article, section or subsection hereof.

      Section 1.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware excluding its choice of law principles that would require the application of the laws of another jurisdiction.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

      Section 2.1 FNB Financial Services Representations and Warranties. FNB Financial Services hereby represents and warrants that it has full power and authority to execute, deliver and perform its obligations under this Agreement, the New Indenture, the New Notes and any other agreements entered into by it and related to the New Notes.

      Section 2.2 FNB Representations and Warranties. FNB hereby represents and warrants that it has full power and authority to execute, deliver and perform its obligations under this Agreement, the FNB Indenture, the New Indenture, the FNB Notes, the New Notes and any other agreements entered into by it and related to the FNB Notes and the New Notes.

      Section 2.3 Agent Representations and Warranties. The Agent hereby represents and warrants that: (i) it has full power and authority to execute, deliver and perform its obligations under this Agreement; (ii) its officers and employees participating in the Agent's performance of its Duties under this Agreement will not be subject to any statutory disqualification from so acting under applicable federal and state securities laws, and cannot be or have been associated with a securities broker-dealer for the 12-month period immediately preceding the execution of this Agreement; and (iii) it has taken all actions and made all registrations necessary and appropriate under all applicable Federal and state securities laws to permit it to carry out its

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duties and obligations as Paying Agent, Sales Agent and Exchange Agent in
connection with the offer and sale of the New Notes and the Exchange Offer.

                                   ARTICLE III

                               DUTIES OF THE AGENT

      Section 3.1 Appointment as Paying Agent; Acceptance of New Paying Agent Duties. As provided in the New Indenture, FNB Financial Services hereby appoints the Agent as Paying Agent for the New Notes and any other Securities issued under the New Indenture. The Agent acknowledges that it has received and reviewed the New Indenture and hereby accepts such appointment and agrees to perform all of the duties and obligations of the Paying Agent (the "New Paying Agent Duties") pursuant to the New Indenture, subject to the terms and conditions contained in this Agreement. The Paying Agent shall:

      (1) give the Trustee notice of any default by FNB Financial Services or FNB (or other obligor upon the New Notes) in the making of any payment of principal or interest on the New Notes; and

      (2) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums held in trust by the Paying Agent.

      Section 3.2 Appointment as Sales Agent; Acceptance of New Sales Duties. Subject to the limitations of the Securities Exchange Act of 1934, as amended, FNB Financial Services hereby appoint the Agent as Sales Agent with respect to the offer and sale of the New Notes and any other Securities issued under the New Indenture (the "New Offer"). In carrying out its function as Sales Agent, the Agent shall be strictly limited to performing the functions, and shall have the duties and obligations, set forth in the Prospectus under the heading "Plan of Distribution" (the "New Sales Duties" and, together with the New Paying Agent Duties, the "New Note Duties"). The Sales Agent shall take such actions as may be necessary to cause the representations set forth in Section 2.3(ii) hereof to be true and correct at all times during the term of this Agreement.

      Section 3.3 Appointment as Exchange Agent; Acceptance of Exchange Agent Duties. FNB Financial Services and FNB hereby appoint the Agent as Exchange Agent for the Exchange Offer. The Agent acknowledges that it has received and reviewed the Prospectus and Letter of Transmittal, and hereby accepts such appointment and agrees to perform all of the duties and obligations of the Exchange Agent as specified in Article IV of this Agreement (the "Exchange Agent Duties," and together with the New Note Duties, the "New Duties"), subject to the terms and conditions contained in this Agreement.

                                   ARTICLE IV

                              EXCHANGE AGENT DUTIES

      Section 4.1 Exchange Agent Instructions. In carrying out its Exchange Agent Duties, the Agent is to act in accordance with the following instructions:

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      (1) The Agent will perform such duties, and only such duties, as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer," the Letter of Transmittal or this Agreement.

      (2) Letters of Transmittal received by the Agent shall be stamped by the Agent as to the date of receipt and shall be preserved by the Agent for a period of time at least equal to the period of time the Agent preserves other records pertaining to the transfer of the New Notes and the FNB Notes (together, the "Securities"). The Agent will examine each of the Letters of Transmittal and FNB Notes and any other documents received by it from holders of FNB Notes, to ascertain whether: (i) on their face the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein, and (ii) the FNB Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the FNB Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, the Agent will endeavor to inform the tendering holder of the need for fulfillment of all requirements, and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

      (3) Tenders of FNB Notes may be made only as set forth in the section of the Prospectus captioned "The Exchange Offer - Procedures for Tendering FNB Notes," and pursuant to properly completed and executed Letters of Transmittal, and FNB Notes shall be considered properly tendered only when tendered in accordance with the procedures set forth therein. With the approval of an authorized officer of Regency Consumer Financial Services Inc., the general partner of FNB Financial Services (the "General Partner"), an authorized officer of FNB or any other person designated in writing by FNB Financial Services or FNB (each a "Designated Officer"), the Agent is authorized to waive any irregularities in connection with any tender of FNB Notes pursuant to the Exchange Offer. Notwithstanding the provisions of this paragraph, FNB Notes that any Designated Officer shall approve as having been properly tendered shall be considered to be properly tendered.

      (4) If requested by FNB Financial Services or FNB, the Agent shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to such person or persons as FNB Financial Services and FNB may request, daily (and more frequently during the week immediately preceding the Expiration
Date), as to the aggregate principal amounts by series, maturities and account numbers, of FNB Notes which have been tendered pursuant to the Exchange Offer and the items received by the Agent pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, the Agent will also inform, and cooperate in making available to FNB Financial Services and FNB, upon oral request made from time to time on or prior to the Expiration Date, such other information as FNB Financial Services or FNB reasonably requests. Such cooperation shall include, without limitation, the granting by the Agent to FNB Financial Services and FNB, and any person as FNB Financial Services and FNB may reasonably request, of access to those persons on the Agent's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, FNB Financial Services and FNB shall have received information in sufficient detail to enable them to decide whether or not to extend the Exchange Offer. The Agent shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount by series, maturities and account

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numbers, of FNB Notes tendered, and the aggregate principal amount by series, maturities and account numbers, of FNB Notes accepted, and deliver said lists to FNB Financial Services and FNB promptly after the Expiration Date.

      (5) Upon satisfaction or waiver of all of the conditions to the Exchange Offer, FNB Financial Services will immediately notify the Agent of its acceptance of, and will promptly exchange all, FNB Notes properly tendered for corresponding New Notes. The Agent, on behalf of FNB Financial Services and FNB, will exchange such FNB Notes for New Notes provided to the Agent by or on behalf of FNB Financial Services, and cause such FNB Notes to be canceled. Each New Note delivered on behalf of FNB Financial Services by the Agent to a tendering holder of an FNB Note shall be in the exact principal amount and of the particular series and both the original and remaining maturities of New Note directly corresponding to the principal amount and series and both the original and remaining maturities of FNB Note so tendered; provided, however, that in all cases, FNB Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by the Agent of such FNB Notes, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other required documents.

      (6) Tenders pursuant to the Exchange Offer are irrevocable, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal. The Agent shall advise FNB Financial Services and FNB with respect to any FNB Notes received subsequent to the Expiration Date, and accept their instructions with respect to disposition of such FNB Notes.

      (7) If, pursuant to the Exchange Offer, FNB Financial Services does not accept for exchange all or part of the FNB Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer - Conditions to the Exchange Offer" or otherwise, the Agent shall promptly return those FNB Notes not accepted for exchange, together with any related required documents and the Letters of Transmittal relating thereto in the Agent's possession, to the FNB Note holders who tendered them. All unaccepted FNB Notes, and New Notes issued in exchange for FNB Notes, shall be forwarded by first class, certified mail, return receipt requested or other appropriate means as determined by the Agent in its discretion.

      Section 4.2 Agent Responsibilities. The Agent:

      (1) shall have no duties as Exchange Agent other than those specifically set forth in the section of the Prospectus captioned "The Exchange Offer," the Letter of Transmittal or this Agreement, or as may be subsequently agreed to in writing by the Agent and FNB Financial Services or FNB;

      (2) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Securities deposited with the Agent or issued pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer, the Letter of Transmittal or any other disclosure materials delivered in connection therewith;

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      (3) shall not be obligated to take any legal action hereunder, unless it shall have been furnished with an indemnity satisfactory to it;

      (4) may rely on, and be fully authorized and protected in acting or failing to act, upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Agent and believed by the Agent to be genuine and to have been signed by the proper party or parties;

      (5) may reasonably act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Agent shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons, unless otherwise properly waived;

      (6) may rely on, and shall be authorized and protected in acting or failing to act upon, the written, telephonic and oral instructions with respect to any matter relating to the Agent acting under this Agreement (or supplementing or qualifying any such actions) of officers of either the General Partner or of FNB;

      (7) may consult with counsel satisfactory to the Agent, including counsel for FNB Financial Services or FNB, with respect to any questions relating to the Agent's duties and responsibilities, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by the Agent hereunder in good faith and in accordance with the advice or opinion of such counsel, provided that the Agent shall promptly notify FNB Financial Services and FNB of any action taken or omitted by the Agent in reliance upon such advice or opinion; and

      (8) shall not pay or offer any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or engage or use any third person to solicit tenders or sales of Securities.

                                    ARTICLE V

               EXPENSES; ABSENCE OF COMPENSATION; INDEMNIFICATION

      Section 5.1 Payment of Fees and Expenses; Absence of Compensation. The Agent shall be responsible for the payment all fees, charges and out-of-pocket expenses incurred by FNB Financial Services and FNB in connection with the New Offer and the Exchange Offer, and by the Agent in performing its New Duties; provided, however, that the Agent may be reimbursed by FNB Financial Services or FNB for such fees, charges and out-of-pocket expenses as FNB Financial Services or FNB and the Agent may agree from time to time. The Agent shall not be compensated for its services and the performance of the New Duties hereunder.

      Section 5.2 Indemnification of Agent. FNB Financial Services and FNB shall indemnify and hold harmless the Agent against any and all losses, claims, damages, liabilities and expenses (or actions in respect thereof) that arise (i) out of, or are based upon, any untrue statement or alleged untrue statement of any material fact as set forth in the Prospectus, or (ii) out

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of an omission or alleged omission from the Prospectus of any statement or information necessary to make the statements therein not misleading, and FNB Financial Services and FNB shall further reimburse any legal or other expenses reasonably incurred by the Agent in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither FNB Financial Services nor FNB will be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or-is based upon any untrue statement or alleged untrue statement made or furnished in reliance upon and in conformity with written information furnished by the Agent specifically for use therein; and provided, further, that this indemnity agreement with respect to any untrue statement or omission in the Prospectus shall not inure to the benefit of the Agent on account of any loss, claim, damage or liability arising from the sale of New Notes by the Sales Agent or the exchange of New Notes for FNB Notes to any person if a copy of the Prospectus shall not have been sent or given by or on behalf of the Sales Agent to such person at or prior to the written confirmation of the sale of New Notes to such person or the exchange of New Notes for FNB Notes of such person. The indemnity agreement contained in this Section will be in addition to any liability which FNB Financial Services or FNB may otherwise have.

      Section 5.3 Indemnification of FNB Financial Services and FNB. The Agent shall indemnify and hold harmless FNB Financial Services and FNB against any and all losses, claims, damages and liabilities arising out of (i) any written information set forth in the Prospectus which was furnished by the Agent, (ii) the failure of the Agent to deliver a copy of the Prospectus to a purchaser of any of the New Notes for cash or through the exchange of FNB Notes for New Notes at or prior to written confirmation of the sale of any of the New Notes to such purchaser, (iii) the Agent's failure to comply with the "Blue Sky" laws of any jurisdiction in which FNB Financial Services or FNB would be liable therefor or
(iv) the Agent's breach of any representation, warranty or covenant contained herein.

                                   ARTICLE VI

                        DUTIES OF FNB FINANCIAL SERVICES

      Section 6.1 Preparation of Forms. FNB Financial Services shall timely prepare and distribute to the Holders of the New Notes and the Internal Revenue Service (the "IRS"), IRS Forms 1099 and such other forms and reports as may be required pursuant to applicable law. All information necessary to prepare such forms and reports which is held by the Agent shall be delivered to FNB Financial Services in a timely fashion so as not to hinder FNB Financial Services in meeting its obligations hereunder.

      Section 6.2 Registration of New Notes; Distribution of Prospectus. FNB Financial Services shall be responsible for registering the New Notes under all applicable state and federal securities laws. Additionally, FNB Financial Services shall deliver to the Sales Agent copies of the Prospectus, together with any and all amendments or supplements thereto, for distribution by the Sales Agent to prospective purchasers of the New Notes and holders of FNB Notes considering the Exchange Offer.

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                                   ARTICLE VII

                                  MISCELLANEOUS

      Section 7.1 Term of Agreement. This Agreement shall remain in full force and effect until the earlier of (i) such time as the principal of and interest on all New Notes outstanding under the New Indenture shall have been paid, and
(ii) the effective date of the resignation or removal of the Agent in accordance with Section 7.4 hereof.

      Section 7.2 Amendments.

      (1) No amendment or modification of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all the parties hereto.

      (2) The parties agree that they will not amend any provision in the New Indenture or any other agreement affecting, in any material respect, the duties or rights of the Agent without the prior written consent of the Agent.

      Section 7.3 Notices. Any notices, requests or other communications given or made pursuant to the Indentures or any other agreement affecting the duties or rights of the Agent shall be made as specified in the New Indenture. All such notices, requests or other communications shall be directed to the Agent at its administrative office located at 3320 East State Street, Hermitage, Pennsylvania 16148. The parties may, by notice given pursuant to this Section, designate any different address to which subsequent communications shall be sent.

      Section 7.4 Resignation and Removal. The Agent may resign from, and may be removed from, the performance of all of, the New Sales Duties, the New Paying Agent Duties and/or the Exchange Agent Duties upon 60 days written notice. No such resignation or removal shall take effect until the acceptance of appointment of a successor agent for such duties.

      Section 7.5 Successors. Any corporation or association into which the Agent may be converted or merged, or with which it may be consolidated, or any corporation or association resulting from any such conversion, merger or consolidation to which it is a party, shall be and become successor agent hereunder invested with all of the rights, powers, trusts, duties and obligations of the Agent hereunder, without the execution or filing of an instrument or any further act.

      Section 7.6 Action Due on Saturdays, Sundays and Holidays. If any date on which a payment, notice or other action required by this Agreement or the New Indenture falls on other than a Business Day, then that action or payment need not be taken or made on such date, but may be taken or made on the next succeeding Business Day on which the Agent is open for business with the same force and effect as if made on such day.

      Section 7.7 Conflicts; Interpretation. If there is any conflict between provisions of this Agreement and provisions of the New Indenture, the provisions of the New Indenture shall control. Subject to the foregoing, the Agent may construe any ambiguous or inconsistent

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provision of this Agreement and any construction of a provision by the Agent shall be binding upon FNB Financial Services and FNB.

      Section 7.8 Headings. The headings in this Agreement are for purposes of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of any of the terms hereof.

      Section 7.9 Remedies. Unless otherwise specified herein, in the event that any party breaches or violates any of the obligations contained in this Agreement, each other party shall be entitled to exercise any right and seek any remedy available to it either at law or in equity, including, without limitation, damages and injunctive relief. The exercise of any right or the seeking of any remedy shall not preclude the concurrent or subsequent exercise of any other right or the seeking of any other remedy, and all rights and remedies shall be cumulative.

      Section 7.10 Entire Agreement; Benefit of the Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and any prior agreements or understandings between any of the parties to this Agreement relating to such subject matter are hereby superceded to the extent inconsistent with this Agreement; provided, however, that for purposes of clarity, the Agency Agreement dated as of January 1, 1994 by and between FNB and Regency Finance Company, as Agent, shall continue in full force and effect except as modified by this Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof. This Agreement shall be binding upon and shall inure to the benefit of the parties and respective permitted successors and assigns.

      Section 7.11 No Implied Waivers. The rights of any party under any provision of this Agreement shall not be affected by its prior failure to require the performance by any other party under such provision or any other provision of this Agreement, nor shall the waiver by any party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other provision or constitute a waiver of the provision of any other provision itself or any other provision.

      Section 7.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto, shall be delivered to each of the parties hereto.

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      IN WITNESS WHEREOF, the Agent, FNB Financial Services and FNB have each caused this Agreement to be duly executed in its name and on its behalf by its duly authorized officer as of the date above written.

           F.N.B. CORPORATION,                 FNB FINANCIAL SERVICES, LP
              AS GUARANTOR
                                       BY:  REGENCY CONSUMER FINANCIAL
By: _________________________________       SERVICES INC., ITS GENERAL PARTNER
    Name:
    Title:                             By:  ____________________________________
                                            Name:   Donald W. Phillips, Jr.
                                            Title:  President

                                               REGENCY FINANCE COMPANY,
                                                         AS AGENT

                                       By:  ____________________________________
                                            Name:  Robert T. Rawls
                                            Title: President and Chief Executive
                                                   Officer

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